CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is made and entered into as of ____, 2020, by and between Realy Finance LLC, a Florida limited liability company (“Lender”), RealyInvest NNN, LLC, a Delaware limited liability company (“RealyInvest”) and each individual Series of RealyInvest (together with RealyInvest, each, a “Borrower”).

RECITALS

A.RealyInvest has requested that Lenders extend credit to Borrowers as described in this Agreement, and Lenders are willing to make such credit available to Borrowers upon and subject to the provisions, terms and conditions set forth in this Agreement.

B.Subject to and upon the terms and conditions of this Agreement, Lenders have agreed to lend to Borrowers the amounts described herein and for the purposes set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1Definitions.  Unless defined elsewhere, as used in this Agreement and all exhibits and schedules attached hereto and in any note, certificate, report or other “Loan Documents” (as defined below) made or delivered in connection with or pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1.1.

“Additional Documents” shall have the meaning set forth in Section 5.13 hereof.

“Advance” shall have the meaning set forth in Section 2.1(a) hereof.

“Approved Purpose” shall mean with respect to the proceeds of any Advance, providing capital for use by Borrowers or any of its Series to finance the purchase of triple net commercial real estate properties.

“Business Day” shall mean any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Florida.

“Change of Control” shall mean (i)  any Person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting rights of Borrower, (ii) any reorganization, merger or consolidation of Borrower, other than a transaction or series of related transactions in which the holders of the voting rights of Borrower outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting rights represented by the outstanding voting securities of Borrower or such other surviving or resulting entity or (ii) a sale, lease or other disposition of all or substantially all of the assets of Borrower.

“Collateral” shall mean all of the assets of a Borrower Series, including without limitation, its interest in any Property , goods, equipment, contract rights, leases, general intangibles, claims, guarantees, securities, documents, cash, deposit accounts, supporting documentation, instruments, chattel paper, investment property, financial assets and/or any other property or assets purchased or otherwise acquired by Borrower, whether now owned or hereafter acquired, including the Borrower’s books and records relating thereto. The term Collateral, as used herein, shall also include (i) all renewals, replacements and substitutions of all of the foregoing, (ii) all products, collections, distributions, proceeds and/or any other amounts received from the foregoing, and (iii) any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof. The Term Collateral shall not include any syndication interest, participation interest or other portion of any Loan, promissory note, instrument, deed of trust or mortgage that is sold, transferred and/or assigned to a syndication partner or participant.

“Credit Facility” shall mean the facility under which Lender provide financing to Borrower pursuant to this Agreement.

“Default Interest Rate” shall have the meaning set forth in Section 2.3(d) hereof.

“Designated Account” shall mean the operating checking account of Borrower at BB&T Bank, the account details of which shall be provided separately by Borrower to Lenders in connection with the execution of this Agreement.

“Facility Register” shall have the meaning set forth in Section 2.2 hereof.

“Funding Date” shall mean the date on which an Advance is made and received into the Designated Account by Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis, set forth in opinions of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question.

“Indebtedness” shall mean all present and future indebtedness, liabilities or payment obligations of a Series Borrower, except for indebtedness incurred in the ordinary course of Borrower’s business as presently conducted, including the accrual of payment of any management fees or management related fees, any syndication agreement or arrangement, or indebtedness that is otherwise disclosed and consented to by Lenders.

“Lender Signature Page” shall mean the signature page executed by each Lender in connection with the making of an Advance evidencing Lender’s agreement to the terms of this Agreement and agreement to participate in the funding of the Credit Facility.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Loan Documents” shall mean this Agreement, the Promissory Note, the Security Agreement and any and all other agreements, documents, certificates and instruments executed and delivered pursuant to the terms of this Agreement, and any future amendments hereto, or restatements hereof, or pursuant to the terms of any of the other loan documents, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments.

“Mandatory Interest Payment” shall have the meaning set forth in Section 2.3(c) hereof.

“Material Adverse Change” shall mean any set of circumstances or event which (a) is likely to have a material adverse effect upon the validity, performance, or enforceability of any Loan Document, (b) is material and adverse to the financial condition, properties, or business operations of the Person in question, (c) is likely to materially impair the ability of the Person in question to fulfill its obligations under the terms and conditions of the Loan Documents, or (d) causes an Event of Default.

“Maturity Date” with respect to each Advance made by a Lender, shall be the date as set forth on the Lender Signature Page for such Advance.

“Obligations” shall mean all Advances, debts, covenants, conditions, warranties, representations, liabilities and other obligations, howsoever arising, owed by Borrower to Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Ordinary Interest Rate” shall have the meaning set forth in Section 2.3(c) hereof.

“Overadvance” shall have the meaning set forth in Section 2.3(f) hereof.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Promissory Notes” shall mean that one or more Promissory Notes executed by a Borrower in favor of Lender substantially in the form set forth on Exhibit A.

“Property” shall mean a triple-net or double-net lease commercial property owned by a Series and pledged as collateral for an Advance.

“Security Agreement” shall mean the Deed of Trust, Mortgage or other security agreement securing Lender’s security interest in the Collateral, dated as of the date hereof, by and between Borrower and Lenders substantially as set forth on Exhibit B.

“Series” shall mean a limited liability company series of the Borrower, each of which shall be individually liable as a Borrower with respect to such Advance.

ARTICLE II

LOAN AND TERMS OF PAYMENT

2.1Revolver Advances and Commitment.

(a)Advances.  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lenders hereby agree to make advances (each an “Advance” and collectively, the

“Advances”) to each Series as a separate Borrower in the amounts set forth on Schedule 1, as amended from time to time. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be secured by a first position security interest in a Property associated with such Series Borrower and Advance as evidenced by a Security Agreement and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.  Each Lender’s agreement to make the Advance shall be in accordance with the terms and conditions of this Agreement.

2.2Facility Register.  Lender shall maintain a facility register (“Facility Register”) showing the outstanding principal amount of the Advances and accrued interest, expenses and fees owing to each Lender from time to time, and any payments made by Borrower to Lender. Borrower shall render monthly statements reflecting the information contained on the Facility Register to Lender, including principal, interest, fees and including an itemization of all charges and expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Lender, Lender shall deliver to Borrower a written objection thereto describing the error or errors contained in any such statements.

2.3Payments.

(a)Maturity Date.  Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses relating to an Advance) in United States Dollars in full on the Maturity Date or, if earlier, on the date on which such Obligations are declared due and payable pursuant to the terms of this Agreement.

(b)Optional Prepayments.  Borrower may prepay without penalty the outstanding Obligations at any time in whole or in part.

(c)Mandatory Payments. On the fifteenth (15th) day of each subsequent calendar month after an Advance has been made and until the principal, interest and any other amounts or Obligations payable hereunder have been paid in full, Borrower shall pay to Lenders interest (each, a “Mandatory Interest Payment”) at a rate equal to the yield rate on such Property (the “Ordinary Interest Rate”) on the unpaid balance of each Advance calculated in accordance with Section 2.4(e) below.  Any Mandatory Interest Payments not paid when due shall be compounded and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to such Advances.

(d)Computation.  All interest and fees chargeable hereunder shall be compounded annually and computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(e)Overadvances.  If, at any time or for any reason, the total amount of all of the outstanding Advances owed by Borrower to Lenders is greater than the Maximum Facility Amount (an “Overadvance”), Borrower shall immediately pay to Lenders, in cash, the amount of such excess, which amount shall be used by Lenders to reduce the outstanding Obligations in accordance with the priorities set forth in Section 2.4(g).

(f)Allocation- Any payments made by Borrower to Lenders pursuant to this Agreement shall be made pro-rata in accordance with each Lender’s Percentage Interest in the Advances.

(g)Application. Any payments made by Borrower to Lenders pursuant to the terms of this Agreement will be applied first to the payment of expenses due hereunder, second to interest accrued on any Advances and third, if the amount of such payment exceeds the amount of all such expenses and accrued interest, to the payment of principal of any Advances.

(h)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(i)Crediting Payments. The receipt of any payment item by Borrower shall not be considered a payment on account unless such payment is made via wire transfer in immediately available funds made to Lender’s specific account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s specified account and shall be made in immediately available funds, no later than 12:00 p.m. (Florida time) on the date specified herein. Any payment received by a Lender later than 12:00 p.m. (Florida time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

ARTICLE III

CONDITIONS; TERM OF AGREEMENT

3.1Conditions Precedent to all Extensions of Credit. The obligation of Lenders to make the Advances hereunder at any time shall be subject to the following conditions precedent:

(a)the representations and warranties of Borrower contained in this Agreement and the Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date;

(b)no Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)there shall not have occurred or be continuing any breach of any covenant of Borrower contained in this Agreement or the Loan Documents; and

(d)there shall not have occurred any Material Adverse Change since the date of this Agreement first set forth above.

3.2Term. This Agreement shall continue in full force and effect with respect to each Advance from the date hereof until the Maturity Date applicable to such Advance and full satisfaction of the Obligations relating to any and all Advances hereunder; provided, however, that upon its election, any Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.3Effect of Termination.  Upon the earlier of the Maturity Date or other termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand.  No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations or covenants hereunder and the Lenders’ Liens on Borrower’s assets shall remain in effect until all Obligations have been paid in full and as otherwise set forth in the Security Agreement. When this Agreement has been terminated and all of the Obligations relating to all of the Advances have been paid in full, Lenders will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Lenders’ Liens and all notices of security interests and liens previously filed by Lenders with respect to the Obligations.

3.4Early Termination by Borrower.  Borrower may, at any time upon five (5) Business Days prior written notice to Lenders, terminate this Agreement by providing written notice to Lenders and remitting payment to Lenders of the Obligations in full.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BORROWER

In order to induce Lenders to enter into this Agreement, Borrower makes the following representations and warranties to Lenders which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the date of the making of each Advance made thereafter, as though made on and as of the date of such Advance and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1Due Incorporation, Qualification, etc. Borrower (i) is limited liability company series under RealyInvest, duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign entity in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect.

4.2Authority.  The execution, delivery and performance by Borrower of this Agreement and the Loan Documents and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

4.3Enforceability.  Each of the Loan Documents executed, or to be executed, by Borrower have been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.4Non-Contravention. The execution and delivery by Borrower of the Loan Documents and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any of Borrower’s formation, organizational or governing documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which Borrower is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower (other than any Lien arising under the Loan Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to Borrower, its business or operations, or any of its assets or properties.

4.5Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the execution and delivery of the Loan Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

4.6No Violation or Default. Borrower is not in violation of or in default with respect to (i) its formation, organizational or governing documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Person; or (ii) any material mortgage, indenture, agreement, instrument or contract to which such Person is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default).

4.7Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened in writing against Borrower at law or in equity in any court or before any other governmental authority that if adversely determined (i) would (alone or in the aggregate) result in a material liability or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Loan Documents or the transactions contemplated thereby.

4.8Title. Borrower owns and has good and marketable title in fee simple absolute to the Property and good title to its other assets and properties.

4.9Financial Statements.  The financial statements of Borrower that have been delivered to Lenders (i) are in accordance with the books and records of Borrower and have been maintained in accordance with good business practice; (ii) have been prepared in conformity with US GAAP except, with respect to the unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments; and (iii) fairly present the consolidated financial position of Borrower as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein. Borrower does not have any contingent obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the most recent financial statements furnished by Borrower to Lenders.  Since December 31, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to Borrower, taken as a whole.

4.10Accuracy of Information Furnished.  None of the Loan Documents and none of the other certificates, statements or information furnished to Lenders by or on behalf of Borrower in connection with the Loan Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

AFFIRMATIVE COVENANTS

Until such time as payment and performance in full of all Obligations of Borrower to Lenders pursuant to the terms and conditions of the Loan Documents, Borrower hereby covenants and agrees that, unless otherwise consented to by Lenders:

5.1Reporting Requirements.  Borrower shall provide to Lenders:

(a)Annual Financial Statements. As soon as practicable after the end of each fiscal year of Borrower, and in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower as at the end of such fiscal year, and consolidated statements of income and cash flows of Borrower for such year, prepared in accordance with GAAP consistently applied.

(b)Financial Controls.  Borrower shall implement and maintain internal controls in a manner sufficient to eliminate deficiencies and material weaknesses in financial reporting and to detect and mitigate all instances of fraud, whether material or immaterial.

5.2Ordinary Course of Business. Borrower will continue to operate and maintain its affairs, financial and otherwise, in the ordinary course of business as presently conducted.

5.3Maintenance of Entity Existence, Assets and Business; Continuance of Present Business. Borrower will preserve and maintain its existence and all of its leases, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will conduct its business in an orderly and efficient manner in accordance with good business practices.  Borrower will carry on and conduct its business in substantially the same fields as such business is now and has heretofore been carried on.

5.4Books and Records.  Borrower will maintain proper books of record and account in which full, true, and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Borrower will permit Lenders and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Lenders may designate and, so long as no Event of Default exists, with reasonable prior notice to Borrower.

5.5Taxes. Borrower will cause all assessments and taxes imposed, levied, or assessed against Borrower or any of its assets or in respect of any of its income to be paid in full, before delinquency or before the expiration of any extension period. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws.

5.6Compliance with Laws. Borrower will comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority.

5.7Disclosure Updates. Borrower will promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Lenders if any written information, exhibit or report furnished to Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement.

5.8Security Interest.  In order to secure payment and performance of the Obligations, Borrower has granted to Lenders a first priority security interest in the Collateral by executing and delivering to Lenders the Security Agreement.  Borrower further agrees to execute and deliver to Lenders from time to time such amendments to the Security Agreement or other agreements and similar documents to create or maintain Lenders’ security to the Collateral as may be necessary for Lenders to ensure the proper grant of its security interest therein.  Borrower further authorizes Lenders to file such Security Agreement with the applicable county recorder as reasonably requires to perfect and maintain its perfected interest in the Collateral.  Borrower agrees that Lenders are authorized to file a UCC-1 financing statement covering the Collateral, and that as new Collateral is acquired by Borrower or new Lenders become party to this Agreement, Lenders will be authorized to timely file such additional UCC-1 financing statements or amendments thereto as Lenders believes are needed to cover such new Collateral.

5.9Further Assurances. Borrower will at any time upon the reasonable request of Lenders execute or deliver to Lenders any and all financing statements, security agreements, pledges, collateral assignments, endorsements of certificates of title, mortgages, deeds of trust and all other documents (collectively, the “Additional Documents”) that Lenders may reasonably request in form and substance reasonably satisfactory to Lenders, to create, perfect, and continue perfected or to better perfect Lenders’ Liens in all of the assets of Borrower (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lenders and in order to fully consummate all of the transactions contemplated hereby and under the Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Lenders to execute any such Additional Documents in Borrower’s name and authorizes Lenders to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Lenders may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Borrower.

ARTICLE VI

NEGATIVE COVENANTS

Until such time as payment and performance in full of all Obligations of Borrower to Lenders pursuant to the terms and conditions of the Loan Documents, Borrower hereby covenants and agrees that, without the prior written consent of Lenders, which consent may be withheld in Lenders’ sole discretion, Borrower will not:

6.1Liens.  Create, incur, assume or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, including the Collateral, whether now owned or hereafter acquired, or any income or profits therefrom, or take any action or series of actions, the result of which would prevent Lenders from securing a first (1st) priority and senior lien position on the Collateral.

6.2Indebtedness. Except as set forth on Exhibit B, create, incur, assume, suffer to exist, guarantee or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness.

6.3Approved Purpose. Use any of the proceeds of an Advance for purposes other than the Approved Purpose.

6.4Sale or Merger.  Enter into or consummate any merger, consolidation, reorganization, or recapitalization, or reclassify its equity capital.

6.5Dissolution.  Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

6.6Disposal of Assets. Convey, sell, lease, license, assign, transfer or otherwise dispose of any of Borrower’s assets, including the Collateral (or enter into any agreement to accomplish any of the foregoing) other than in the ordinary course of its business as presently conducted.

6.7Change Name. Change its name, organizational identification number, state of organization or organizational identity.

6.8Nature of Business. Make any change in the nature of its business or acquire any properties or assets that are not reasonably related to the conduct of such business activities.

6.9Distributions. Make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem or retire any of Borrower’s equity capital, of any class, whether now or hereafter outstanding, the effect of which would result in Borrower’s outstanding Obligations hereunder to exceed 25.0% of its Qualified Fund Assets.

6.10Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

7.1Event of Default.  The term “Event of Default” as used herein shall mean the occurrence of any one or more of the following events (subject to all applicable grace and cure periods):

(a)Failure to Pay. Borrower shall fail to pay (i) when due any principal, interest or other payment on the due date required under the terms of this Agreement or any other Loan Document on the date due and such payment shall not have been made within three (3) Business Day’s receipt of written notice to Borrower of such failure to pay.

(b)Representations and Warranties. Any representation, warranty, certificate or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lenders in writing in connection with this Agreement or any of the other Loan Documents, or as an inducement to Lenders to enter into this Agreement and the other Loan Documents, shall be false, incorrect, incomplete or misleading in any respect when made or furnished.

(c) Breach of Covenants. Borrower shall fail to observe or perform any covenant, obligation, condition or agreement contained in this Agreement or the other Loan Documents and such failure, if curable, shall continue for five (5) Business Days after Borrower’s receipt of written notice to Borrower from Lenders of such failure.

(d)Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing.

(e)Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

(f)Judgments.  A final judgment or order for the payment of money in excess of $25,000 (exclusive of amounts covered by insurance) shall be rendered against Borrower and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.

(g)Change of Control.  A Change of Control shall occur.

(h)Material Adverse Change.  A Material Adverse Change shall occur.

7.2Rights of Lenders upon Default.  Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default (other than those events described in Sections 7.1(d) and (e)), Lenders may provide written notice to Borrower of such Event of Default and require Borrower to cure such Event of Default within thirty (30) days from the date of Borrower’s receipt of such written notice (“Cure Period”).  If Borrower fails to cure an Event of Default by the end of the Cure Period, Lenders may declare all outstanding Obligations of Borrower due hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding.  Upon the occurrence of any Event of Default described in Sections 7.1(d) and (e), all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Lenders may exercise any other right power or remedy granted to it by the Loan Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both. All actions taken pursuant to this Section 7.2 shall be in accordance with Section 8.3 hereof.

7.3Waivers.  No waiver by Lenders of any of its rights hereunder, in the other Loan Documents, or otherwise shall be considered a waiver of any other or subsequent right of Lenders, and no delay or omission by Lenders in exercising any right under the Loan Documents shall impair such right or be construed as a waiver thereof or any acquiescence therein.

7.4Cumulative Rights.  For the avoidance of doubt, all rights available to Lenders under the Loan Documents shall be cumulative of and in addition to all other rights granted to Lenders at law or in equity, whether or not the Obligations be due and payable and whether or not Lenders shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

7.5Expenses.  Borrower shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, court costs or other amounts incurred by Lenders with respect to any amendments or waivers hereof requested by Borrower or in connection with the collection, enforcement or attempted enforcement of any of the Obligations of Borrower to Lenders under this Agreement or any of the Loan Documents or in preserving any of Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Loan Documents or the obligations thereunder or any bankruptcy or similar proceeding involving Borrower or any of its subsidiaries).

7.6Indemnification.

(a)General.  Borrower shall pay, indemnify, defend and hold Lenders harmless to the fullest extent permitted by law from and against any and all claims, actions, proceedings, losses, liabilities, costs and damages, and all reasonable fees of attorneys and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification at any time asserted against or incurred with respect to any investigation, litigation or proceeding related to any act, omission by Borrower related to the Loan Documents, or the use of the proceeds of the credit provided hereunder or any, event or circumstance in any manner related thereto.

(b) Survival.  This Section 7.6 shall survive the termination of this Agreement and the repayment of the Obligations.

ARTICLE VIII

MISCELLANEOUS

8.1Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

8.2Articles, Sections, and Exhibits.  All references to “Article,” “Articles,” “Section,” or “Sections” contained herein are, unless specifically indicated otherwise, references to articles, sections, and subsections of this Agreement. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.  All references to “Exhibits” contained herein are references to exhibits attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit attached hereto, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.

8.3Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender shall include each other gender where appropriate.

8.4Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in be writing and faxed, mailed, emailed or delivered to each party at the address set forth on the signature pages hereto or at such other address or facsimile number or email address as shall be furnished to Lender or Borrower, as the case may be, in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile or email (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

8.5Governing Law.  This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions of the State of Florida or of any other state.

8.6Expenses. Borrower shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, court costs or other amounts incurred by Lender with respect to any amendments or waivers hereof requested by Borrower or in connection with the collection, enforcement or attempted enforcement of any of the Obligations of Borrower to Lender under any of the Loan Documents or in preserving any of Lender’s rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Loan Documents or the obligations thereunder or any bankruptcy or similar proceeding involving Borrower or any of its subsidiaries).

8.7Invalid Provisions. If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be effected by the illegal, invalid, or unenforceable provision or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.8Waivers and Amendments.  Any provision of this Agreement, the Security Agreement and the Loan Documents may be amended, waived or modified only upon the written consent of Borrower and Lender.

8.9Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

8.10Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns.  No term or provision of this Agreement shall inure to the benefit of any Person other than Borrower and Lender and their respective successors and assigns.  Consequently, no Person other than Borrower and Lender and their respective successors and assigns shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Borrower or Lender to perform, observe, or comply with any such term or provision.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower without the prior written consent of Lender.

8.11Credit Agreement Governs. In the event of any conflict between the terms of this Agreement and any terms of any other Loan Document, the terms of this Agreement shall govern.  All of the Loan Documents are by this reference incorporated into this Agreement.

8.12Entire Agreement. This Agreement together with the other Loan Documents constitute and contain the entire agreement among Borrower and Lender with respect to the transactions contemplated herein and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof, including, but not limited to, the Original Agreement and the Amendment.

8.13Confidentiality. Borrower and Lender hereby agree that the existence and terms of this Agreement and the Loan Documents will be kept confidential.  Notwithstanding the foregoing, nothing in this Section 8.13 shall prevent Borrower or Lender from making any disclosures that may be required pursuant to applicable law or to any of their respective limited partners, equity holders, partners, lawyers, accountants, lenders or any affiliate thereof or in connection with any subsequent investing vehicle, it being understood that any party to which Lender and/or Borrower discloses such information shall be subject to confidentially obligations substantially similar to this provision.

8.14Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies (or pdf format images transmitted via email) of signed signature pages will be deemed binding originals.

(Signature Page Follows)

In WITNESS WHEREOF, the parties have duly executed this Revolving Credit Agreement as of the date set forth below and hereby agree to be bound to the terms thereof.

BORROWER:		LENDER:

REALYINVEST NNN, LLC		REALY FINANCE, LLC

By: REALYINVEST, LLC		By:
Its:	Manager	Susan R. Beebe

By:
Jeffrey S. Beebe

Lender Signature Page

Schedule 1

ADVANCE SCHEDULE

BorrowerCollateral AddressAdvance AmountAdvance DateMaturity Date

Schedule 1

Exhibit A

Promissory Note

Exhibit A to Credit Agreement

Exhibit B

Security Agreement

Exhibit B to Credit Agreement